Exhibit 3.5

CERTIFICATE OF MERGER
OF
SUN ENERGY SOLAR, INC.
INTO
SUNOVIA SOLAR, INC.

The undersigned corporations organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

FIRST:  That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation

Sun Energy Solar, Inc.	Delaware
Sunovia Solar, Inc.	Delaware

SECOND:  That a plan and agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD:  That the name of the surviving corporation of the merger is Sunovia Solar, Inc., which will continue its existence as said surviving corporation under the name Sunovia Solar, Inc.

FOURTH:  That the Certificate of Incorporation of Sunovia Solar, a Delaware corporation, the surviving corporation, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH:  That the executed plan and agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 6408 Parkland Drive, Suite 104, Sarasota, FL  34243.

SIXTH:  That a copy of the plan and agreement of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

SUNOVIA SOLAR, INC.

Dated: ______________, 2007	By:	/s/ Carl L. Smith
Carl L. Smith, President

SUN ENERGY SOLAR, INC.

By:	/s/ Matthew A. Veal
Matthew A. Veal, CFO, and Secretary